                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        LOUIS DREYFUS NATURAL GAS CORP.
               (Name of Registrant as Specified in its Charter)

                                NOT APPLICABLE
      (Name of Person(s) Filing Proxy Statement if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ---------------------------
     2)   Aggregate number of securities to which transaction applies:

          ---------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------

     4)   Proposed maximum aggregate value of transaction:
                                                           ---------------------
     5)   Total fee paid:
                          -----------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
                                  --------------------

     2)   Form, Schedule or Registration Statement No.:
                                                        --------------------
     3)   Filing Party:
                        ------------------------
     4)   Date Filed:
                      -----------------------

                        LOUIS DREYFUS NATURAL GAS CORP.
                          14000 Quail Springs Parkway
                                   Suite 600
                         Oklahoma City, Oklahoma 73134

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MAY 15, 2001


TO THE SHAREHOLDERS OF LOUIS DREYFUS NATURAL GAS CORP.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Louis Dreyfus Natural Gas Corp., an Oklahoma corporation (the "Company"), will be held on Tuesday, May 15, 2001 at 9:00 a.m. at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma, for the following purposes:

     1. To elect twelve directors for the ensuing year and until their successors are duly elected and qualified.

     2.   To approve the amendments to the Company's Stock Option Plan.

     3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2001.

     4. To transact such other business as may come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in this Notice may be taken without further notice to the shareholders, unless required by applicable law or the Bylaws of the Company.

     Only shareholders of record at the close of business on April 2, 2001 are entitled to notice of, and to vote at, the meeting. A list of such shareholders will be available at the meeting and at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134 for ten days before the meeting. All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a proxy issued in your name by the record holder.



                              BY ORDER OF THE BOARD OF DIRECTORS


                              Kevin R. White, Secretary


Oklahoma City, Oklahoma
April 11, 2001

                        LOUIS DREYFUS NATURAL GAS CORP.
                          14000 Quail Springs Parkway
                                   Suite 600
                         Oklahoma City, Oklahoma 73134


                                PROXY STATEMENT
                                      FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held On May 15, 2001

     The following information is furnished in connection with the Annual Meeting of Shareholders (the "Annual Meeting") of Louis Dreyfus Natural Gas Corp., an Oklahoma corporation (the "Company"), to be held on Tuesday, May 15, 2001 at 9:00 a.m. at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma. This Proxy Statement will be mailed on or about April 15, 2001 to holders of record of Common Stock as of the record date.

     The record date and time for determining shareholders entitled to vote at the Annual Meeting have been fixed at the close of business on April 2, 2001. On that date, the Company had outstanding 43,921,756 shares of Common Stock, exclusive of treasury shares. Each outstanding share of Common Stock is entitled to one vote.

     The enclosed proxy for the Annual Meeting is being solicited by the Company's Board of Directors. The Company will bear the entire cost of such solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal corporate office, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

     Shares represented by valid proxies will be voted, unless otherwise directed in the proxy, FOR the election of the director nominees, FOR the approval of the amendments to the Company's Stock Option Plan and FOR the ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2001. As to any other business which may properly come before the Annual Meeting, shares represented by proxies will be voted in accordance with the recommendations of the Board of Directors, although the Company does not presently know of any other such business.


                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company has established the size of the Board of Directors as twelve members and has nominated the current twelve members of the Board for re-election. Each nominee, if elected, will hold office until the next annual meeting of shareholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Each nominee has agreed to serve if elected, and the Company has no reason to believe that any nominee will be unable to serve. Should any of the nominees named below cease to be a nominee at or prior to the Annual Meeting, the shares represented by the enclosed proxy will be voted in favor of the remainder of the nominees named below and for such substitute nominees, if any, as may be designated by the Board of Directors and nominated by either of the proxies named in the enclosed proxy. Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.

Nominees

     The nominees for the position of director of the Company are as follows:

        Name                                       Age              Principal Occupation
-------------------------------------------------  ---  --------------------------------------------

Mark E. Andrews, III                                50  Private Investor

E. William Barnett                                  68  Senior Counsel of Baker & Botts, L.L.P.

Richard E. Bross                                    52  Executive Vice President - Land and
                                                        Operations of the Company

Daniel R. Finn, Jr.                                 57  Executive Vice President and Chairman of the
                                                        Energy Group of Louis Dreyfus Corporation

Peter G. Gerry                                      55  Managing Director of Sycamore Management
                                                        Corporation

Gerard Louis-Dreyfus                                68  Chairman, President and Chief Executive
                                                        Officer of S.A. Louis Dreyfus et Cie

Mark E. Monroe                                      46  President and Chief Executive Officer of the
                                                        Company

John H. Moore                                       75  Petroleum Consultant

James R. Paul                                       66  Retired, Former President and Chief
                                                        Executive Officer of The Coastal Corporation

Nancy K. Quinn                                      47  Managing Director of Hanover Capital, LLC

Simon B. Rich, Jr.                                  56  Employee of Louis Dreyfus Holding
                                                        Company Inc.

Ernest F. Steiner                                   59  Vice Chairman, President and Chief Executive
                                                        Officer of Louis Dreyfus Holding Company Inc.

     The following is a brief description of the business background of each of the nominees:

     Mark E. Andrews, III was first elected as a director of the Company in October 1997 following the Company's acquisition of American Exploration Company and has served as Vice Chairman of the Board since such time. Mr. Andrews is a private investor and previously served as Chairman of the Board and Chief Executive Officer of American Exploration Company from 1983 until its acquisition by the Company. He is also a director of IVAX Corporation. Mr. Andrews holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.

     E. William Barnett was elected to the Board in 1998. Mr. Barnett joined Baker & Botts, L.L.P. in 1958 and is currently Senior Counsel and was the Managing Partner from 1984-1998. His primary areas of practice have been commercial litigation and antitrust law. Mr. Barnett serves as Chairman of the Board of Trustees of Rice University, is a director of Chase Bank of Texas and a director or trustee of numerous other civic and professional organizations. He received his B.A. from Rice University and his LL.B. from the University of Texas School of Law.

     Richard E. Bross is Executive Vice President - Land and Operations of the Company and was first elected as a director of the Company in September 1993. Mr. Bross joined the Company in 1991 and served as its President until September 1993. Prior to joining the Company, Mr. Bross served in various capacities at Argent Energy, Inc. (previously named Woods Petroleum Corporation) from 1977 until 1991, culminating with his appointment as Executive Vice President and Chief Operating Officer in September 1990. Mr. Bross joined Argent Energy, Inc. in 1977 after working for Gulf Oil Corporation for seven years in various engineering functions. Mr. Bross holds a B.S. from the University of Missouri and an M.B.A. from Oklahoma City University.

     Daniel R. Finn, Jr. has been a director of the Company since 1990. Mr. Finn is Executive Vice President and Chairman of the Energy Group of Louis Dreyfus Corporation, an indirect subsidiary of S.A. Louis Dreyfus et Cie. Mr. Finn has been employed by S.A. Louis Dreyfus et Cie or its subsidiaries since 1972, serving in various capacities including Chairman of Louis Dreyfus Energy Corp., a former indirect subsidiary of S.A. Louis Dreyfus et Cie which was engaged in natural gas trading and crude oil and petroleum product trading and marketing, Chief Executive Officer of Duke/Louis Dreyfus LLC, Vice President of worldwide wheat merchandising and Senior Vice President of worldwide grain merchandising. Mr. Finn holds a B.A. from Fairfield University and an M.B.A. from Northwestern University.

     Peter G. Gerry was first elected as a director of the Company in October 1997. Mr. Gerry is Managing Director of Sycamore Management Corporation, an investment management firm, and is a former President of Citicorp Venture Capital Ltd. and director of Pond Hill Homes, Ltd. Mr. Gerry holds a B.A. from Harvard College and an M.B.A. from Harvard Business School.

     Gerard Louis-Dreyfus has been a director of the Company since September 1993. Mr. Louis-Dreyfus is the Chairman, President and Chief Executive Officer of S.A. Louis Dreyfus et Cie, the parent company of the Louis Dreyfus worldwide organization of companies. S.A. Louis Dreyfus et Cie is privately owned by family members and has been in business for almost 150 years. The activities of the Louis Dreyfus group include worldwide trading and merchandising of various agricultural and energy commodities, crushing and refining, citrus processing, ownership and management of ocean vessels, real estate ownership, development and management, forestry management and particleboard manufacturing and petroleum refining and marketing. Mr. Louis-Dreyfus is the great-grandson of the founder. Mr. Louis-Dreyfus is a graduate of Duke University and Duke University School of Law. Upon graduation he joined the firm of Dewey Ballantine, New York, until 1965 when he joined S.A. Louis Dreyfus et Cie.

     Mark E. Monroe is President and Chief Executive Officer of the Company and has been a director of the Company since 1986. Mr. Monroe joined the Company in 1980, which was then known as Bogert Oil Company and which was later acquired by S.A. Louis Dreyfus et Cie, and served as Vice President and Chief Financial Officer of the Company until April 1991. From April 1991 until September 1993, Mr. Monroe served as a Vice President of Louis Dreyfus Energy Corp., a former indirect subsidiary of S.A. Louis Dreyfus et Cie which was engaged in oil and natural gas trading and marketing. Mr. Monroe rejoined the Company in September 1993 and served as Chief Operating Officer until his election to his present position in August 1996. Mr. Monroe holds a B.B.A. from the University of Texas and is a Certified Public Accountant.

     John H. Moore was first elected as a director of the Company in October 1997. Mr. Moore is a petroleum consultant and was Chairman of the Board and Chief Executive Officer of Ladd Petroleum Corporation from 1986 to 1988. He is also a former director of First Interstate Bank of Denver and a former director of General Atlantic Resources. Mr. Moore holds B.S. and M.E. degrees from the University of Oklahoma.

     James R. Paul was first elected as a director of the Company in 1994. Mr. Paul is Chairman of a private investment company and retired in January 1994 from The Coastal Corporation after twenty years of service in various executive capacities, including President and Chief Executive

Officer from 1989, and a director from 1981, until his retirement. He is also a director of Transcanada Pipelines, Ltd. Mr. Paul holds a B.S. from Wichita State University.

     Nancy K. Quinn was first elected as a director of the Company in 1999. Ms. Quinn is a Managing Director of Hanover Capital, LLC, a privately held financial advisory and consulting firm. From 1996 through January 2000, she was a Limited Partner of The Beacon Group, LP, a private investment and advisory partnership. Prior to 1996, Ms. Quinn was a Managing Director and Co-Head of the Energy and Natural Resources Group at Paine Webber Inc. and Kidder Peabody & Co. Inc. Ms. Quinn holds a B.F.A. from Louisiana State University and an M.B.A. from the University of Arkansas.

     Simon B. Rich, Jr. has been a director of the Company since 1990 and has served as Chairman of the Board of Directors since August 1996. Mr. Rich is an employee of Louis Dreyfus Holding Company Inc., a subsidiary of S. A. Louis Dreyfus et Cie. From December 1997 until November 2000, Mr. Rich served as Vice Chairman, President and Chief Executive Officer of Louis Dreyfus Holding Company, Inc. From October 1996 until June 1997, Mr. Rich served as Managing Director and Chief Operating Officer of Duke/Louis Dreyfus LLC. From September 1993 until August 1996, Mr. Rich served as President and Chief Executive Officer of the Company. From 1990 to 1993, Mr. Rich served as Executive Vice President of Louis Dreyfus Energy Corp. From 1986 to 1990, Mr. Rich served as Executive Vice President-Development and Strategic Planning of S.A. Louis Dreyfus et Cie. Mr. Rich holds a B.A. from Duke University.

     Ernest F. Steiner has been a director of the Company since October 1997. Mr. Steiner is a director of S.A. Louis Dreyfus et Cie and the Chief Financial Officer of the Louis Dreyfus group. He is a director, Vice Chairman, President and Chief Executive Officer of Louis Dreyfus Holding Company Inc. and Executive Vice President of Louis Dreyfus Corporation, subsidiaries of S.A. Louis Dreyfus et Cie, and has been employed by Louis Dreyfus Corporation or other subsidiaries of S.A. Louis Dreyfus et Cie since 1972. Mr. Steiner is also a director of Louis Dreyfus Citrus S.A. Mr. Steiner holds a B.S. from Cornell University.

     The Board of Directors recommends that the shareholders vote "FOR" the named nominees.

Board Committees and Meetings

     The Board of Directors has an Executive Committee, a Compensation Committee and an Audit Committee.

     The Executive Committee may exercise all of the powers of the Board of Directors, except to the extent limited by resolution of the Board of Directors, the Company's Bylaws and by applicable law. The Executive Committee, which during 2000 consisted of Messrs. Andrews, Louis-Dreyfus, Rich, Monroe and Finn, did not hold any meetings but acted by unanimous consent without a meeting once during 2000.

     The Compensation Committee establishes general compensation policies, reviews and makes specific recommendations to the Board of Directors concerning salaries and incentive compensation for executive officers of the Company and administers the Company's Stock Option Plan. The Compensation Committee, which during 2000 consisted of Messrs. Barnett, Moore and Paul, met twice and acted by unanimous consent without a meeting six times during 2000.

     The Audit Committee oversees the Company's accounting processes and financial reporting systems, reviews with management and the independent auditors the adequacy of the Company's internal financial and accounting controls, reviews the Company's financial disclosures, evaluates the performance of the independent auditors and reviews the Company's auditing, accounting and financial reporting processes generally. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is included in this Proxy Statement as Appendix A. The Audit Committee, which during 2000 consisted of Messrs. Gerry, Moore and Paul, met five times during 2000. Each of the members of the Audit Committee meets the independence standards of the New York Stock Exchange.

     The Board of Directors does not have a nominating committee. The entire Board performs this function and evaluates and recommends nominees for election to the Board of Directors. Although there is no formal procedure for shareholders to recommend nominees for the Board of Directors, the Board will consider such recommendations if submitted in writing addressed to the Secretary of the Company.

     During the year ended December 31, 2000, the Board of Directors held eight meetings and acted by unanimous consent without a meeting once. During 2000, all incumbent directors of the Company attended at least 75% of the aggregate of all meetings of the Board of Directors and committees on which they served, except Mr. Finn, who attended 63%, Mr. Louis-Dreyfus who attended 50%, and Mr. Paul who attended 73% of all such meetings.

Compensation of Directors

     Each non-employee director, other than the Chairman and Gerard Louis-Dreyfus, receives an annual retainer of $20,000 and a fee of $1,000 for each meeting of the Board of Directors or committee thereof attended and is reimbursed for certain expenses in connection with attendance at such meetings. The chairmen of committees of the Board receive an additional annual fee of $3,000. The Chairman of the Board of Directors receives an annual retainer of $56,250, but does not receive additional fees for meetings attended. Under the Company's Stock Option Plan approved by the shareholders, each non-employee director receives, while serving as a director, option grants to purchase 2,000 shares of Common Stock as of the date of each annual meeting of shareholders. Any new non-employee director will receive under the Company's Stock Option Plan an initial option grant to purchase 6,000 shares of Common Stock upon election to the Board of Directors and, while serving as a director, will receive additional option grants to purchase 2,000 shares of Common Stock as of the date of each subsequent annual meeting of shareholders.

     Under the Company's Non-Employee Director Deferred Stock Compensation Program (the "Deferred Stock Program"), each non-employee director received during 2000 a deferred stock award of 1,000 shares of Common Stock and, while serving as a director, will receive deferred stock awards of 1,000 shares of Common Stock following each annual meeting of shareholders. Any new non-employee director will receive under the Deferred Stock Program a deferred stock award of 1,000 shares of Common Stock upon election to the Board of Directors and, while serving as a director, will receive deferred stock awards of 1,000 shares of Common Stock following each annual meeting of shareholders commencing with the annual meeting held in the calendar year following the date of the initial deferred stock award received by the new non-employee director under the Deferred Stock Program. Under the Deferred Stock Program, non-employee directors may also make an annual irrevocable election to receive all or a portion of the annual cash fees that the non-employee director would otherwise be entitled to receive from the Company in the form of deferred stock. The shares issued under the Deferred Stock Program are held by the Louis Dreyfus Natural Gas Corp. Non-Employee Director Deferred Stock Compensation Award Trust (the "Trust") and will be delivered to the applicable non-employee directors after termination of service as a director of the Company, upon a Change in Control (as defined in the Trust Agreement) of the Company or at such other times as the Company determines. The non-employee directors have the right to direct the voting of their respective deferred shares held in the Trust.


                                 PROPOSAL TWO

                  APPROVAL OF AMENDMENTS TO STOCK OPTION PLAN

     The Company's Stock Option Plan (the "Plan") is intended to promote and advance the interests of the Company and its shareholders by providing a means for the Company to offer appropriate equity incentive and compensation opportunities to its directors, officers, managers and key employees and to encourage stock ownership by such persons in order to increase the proprietary interests of such persons in the growth and financial success of the Company.

Summary of Amendments to the Plan

     The Board of Directors has adopted, subject to shareholder approval at the Annual Meeting, amendments to the Plan (i) to increase the maximum number of shares of Common Stock in respect of which options may be granted under the Plan from 3,000,000 shares to 4,500,000 shares and (ii) to change the limit on the number of shares in respect of which options may be granted to any one person under the Plan from a total of 400,000 shares, regardless of the time period of the option grants, to a total of 150,000 shares during any single calendar year. Such maximum limits are subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, reclassification or other change affecting the Company's Common Stock.

     The amendment to the Plan to increase from 3,000,000 shares to 4,500,000 shares the maximum number of shares of Common Stock in respect of which options may be granted under the Plan was adopted in order to ensure that the Company will continue to have appropriate equity incentive and compensation opportunities for its directors, officers, managers and key employees. The Board of Directors considers the Company's ability to offer competitive compensation opportunities, including long-term equity based compensation in the form of stock options, as an important component of the Company's officer and key employee retention and recruitment strategy. The amendment to the Plan to change to the maximum number of shares in respect of which options may be granted to any one person under the Plan was adopted principally to implement the views of the Board of Directors as to desirable current and future award activity under the Plan.

     In addition, shareholder approval of the amendments will permit options granted under the Plan as amended to qualify as "performance-based compensation" excludable from the limits on deductibility for federal income tax purposes of executive compensation in excess of $1 million per individual under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the regulations thereunder. Section 162(m) generally limits deductions for compensation in excess of $1 million per person in any year for the most highly paid executive officers of public corporations. In order for compensation recognized in connection with the exercise of a stock option to qualify as "performance-based compensation," which is excludable from the
Section 162(m) deduction limit, the Plan must specify a maximum number of shares that can be awarded to any individual, which may consist of an annual limit as provided in the amendment. In addition, the material terms of the Plan as amended must be approved by the shareholders. The Company believes that the Plan as presently administered satisfies other applicable requirements of Section 162(m) and that approval of the amendments to the Plan by the shareholders will enable the Company, in the event the $1 million limit on deductibility is ever exceeded, to continue to maximize the deductibility to the Company of compensation recognized in connection with the exercise of stock options granted under the Plan.

     If the proposed amendments to the Plan are not approved by the shareholders at the Annual Meeting, the proposed amendments will not become effective, and the existing limits on the maximum number of shares that may be subject to options granted under the Plan and the maximum number of options that may be granted to any one person under the Plan will remain in effect.

Description of the Plan

      Administration. The Plan is administered by the Board of Directors of the Company or, if the Board so authorizes, by a committee of the Board of Directors consisting of not less than two members of the Board of Directors. The Board of Directors will consider in selecting the members of any such committee the requirements of Section 162(m) of the Code and Rule 16b-3 promulgated under
Section 16 of the Securities Exchange Act of 1934, as amended. The Plan is presently administered by the Compensation Committee of the Board of Directors (the "Committee"). Unless the context otherwise requires, references herein to the Committee shall be references to the Board of Directors or the Committee. The selection of participants and the terms and conditions of options granted under the Plan are determined by the Committee, subject to applicable limitations under the Plan. The Company may grant pursuant to the Plan both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and options which are not qualified as incentive stock options. However, if the amendments are not approved, incentive stock option treatment will not be available for options granted under the Plan unless shareholder approval is obtained in the future.

     Shares Subject to the Plan. If the amendments are approved, the maximum number of shares of Common Stock in respect of which options may be granted under the Plan will be 4,500,000 shares. These shares consist of authorized but unissued shares or treasury shares that may be held by the Company. This number is subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, reclassification or other change affecting the Company's Common Stock.

     Eligibility. All executive officers of the Company and other key employees who hold positions of significant responsibility or whose performance or potential contribution, in the judgment of the Committee, will benefit the future success of the Company are eligible to receive grants under the Plan. In addition, each director of the Company who is not an employee of the Company is eligible to receive certain non-discretionary option grants pursuant to provisions of the Plan described below. At March 23, 2001, outstanding options had been granted to 125 persons under the Plan.

     Grant of Options. The number of shares to be covered by each option granted to an executive officer or other key employee is determined by the Committee. However, if the amendments are approved, the maximum number of shares in respect of which options may be granted to any one person under the Plan will be limited to 150,000 shares during any calendar year, subject to appropriate equitable adjustment in the event of a reorganization, stock split, stock dividend, reclassification or other change affecting the Company's Common Stock. The exercise price for options granted under the Plan is not less than 100% of the fair market value of the shares of Common Stock on the date an option is granted. Options granted under the Plan to officers and key employees become exercisable at such time as the Committee may determine in connection with the grant of each option. In addition, the Committee may at any time accelerate the date that any option granted to an officer or key employee becomes exercisable.

     Effect of Termination of Employment or Death. If an optionee's employment with the Company is terminated for any reason other than death or termination for cause, an option will be exercisable for a period of three months after the date of termination of employment as to all then vested portions of the option. In addition, the Committee may, in its sole discretion, approve acceleration of the vesting of any unvested portion of the option. If an optionee's employment with the Company is terminated for cause (as defined in the Plan), the option shall terminate as of the date of such termination of employment and the optionee shall have no further rights to exercise any portion of the option. If an optionee dies while employed by the Company, any unvested portion of the option as of the date of death shall be vested as of the date of death and the option shall be exercisable in full by the legal representatives of the optionee for a period of 12 months following the date of death. In any event, options terminate and are no longer exercisable after 10 years from the date of the grant.

     Continued Service as a Director. In the event any optionee who is an employee and also a director of the Company ceases to be employed by the Company but continues to serve as a director of the Company, the Committee may determine that all or a portion of such optionee's options shall not expire three months following the date of employment as described above, but instead shall continue in effect until the earlier of the date the optionee ceases to be a director of the Company or the date the option otherwise expires according to its stated date of expiration. Termination of any such option in connection with the optionee's termination of service as a director will be on terms similar to those described above in connection with termination of employment.

     Grants to Non-Employee Directors. In order to retain, motivate and reward non-employee directors of the Company, the Plan extends participation to non-employee directors on the terms and conditions described below.

     Each non-employee director of the Company receives, while serving as a director, option grants to purchase 2,000 shares of Common Stock immediately following each annual meeting of shareholders. Any new non-employee director will also receive an initial option grant of 6,000 shares of Common Stock immediately following his or her election to the Board of Directors and, while continuing to serve as a director, will be granted additional options to purchase 2,000 shares of Common Stock immediately following each annual meeting of shareholders after the initial grant.

     The option price for options granted to non-employee directors is equal to 100% of the fair market value per share of Common Stock on the date the option is granted. Options granted to non-employee directors are immediately vested and fully exercisable on the date of grant, and remain exercisable for a period of 10 years from the date of grant, subject to earlier termination in the event of termination of service as a director.

     Other than as described above, all options granted to non-employee directors are subject to the same terms and conditions as options granted to employees under the Plan.

     Limited Transferability. Options granted under the Plan generally are not assignable or transferable by optionees other than by will or the laws of descent and distribution and are otherwise exercisable only by optionees. However, optionees are permitted, with the prior consent of the Committee, to transfer nonqualified stock options under the Plan by gift or other means pursuant to which no consideration is given for the transfer. Any options so transferred will remain subject to all of the restrictions and limitations of the Plan. Due to the limited scope of permitted transfers, it is anticipated that optionees who may elect to utilize such transferability feature will do so primarily for estate planning or other family oriented purposes and that any transferees will be family members of the optionee.

     Exercise of Options. The exercise price of options may be paid in cash, by tender of shares of Common Stock of the Company (valued at fair market value at the date of exercise), by surrender of a portion of the option, or by a combination of such means of payment. The prior consent of the Committee is required in connection with the payment of the exercise price of options by tender of shares or surrender of a portion of the option, except that the consent of the Committee is not required if the exercise price is paid by surrender of shares that have been owned by the optionee for more than six months prior to the date of exercise of the option or by a combination of cash and shares that have been owned for more than six months.

     Effect of Certain Corporate Transactions. In the event of any reorganization, merger, consolidation or sale of substantially all of the assets of the Company while options remain outstanding under the Plan, the Plan provides for substitute options with an appropriate number of shares or other securities of the reorganized, merged, consolidated or acquiring corporation which were distributed to the shareholders of the Company. In addition, unless the Committee expressly determines otherwise, in the event of a Change in Control (as defined in the Plan) of the Company, all outstanding options will become immediately and fully exercisable and optionees will be entitled to surrender, within 60 days following the Change in Control, unexercised options or portions of options in return for cash payment equal to the difference between the aggregate exercise price of the surrendered options and the fair market value of the shares of Common Stock underlying the surrendered options.

     Modification and Termination of the Plan. The Plan will terminate on February 6, 2007, except with respect to awards then outstanding. The Committee may from time to time amend, alter, suspend, or discontinue the Plan or alter or amend any and all options granted thereunder without the further approval of the shareholders of the Company, except to the extent such approval may be required by applicable laws or by the rules of the New York Stock Exchange or other securities exchange upon which the Company shares are admitted to listed trading.

     Satisfaction of Tax Withholding Obligations. The Company may require as a condition to the issuance of any shares of Common Stock upon exercise of an option that the optionee remit an amount sufficient to satisfy applicable tax withholding requirements. Optionees are permitted to satisfy such withholding obligations in cash, by tendering shares of Common Stock of the Company owned by the optionee (valued at fair market value at the date of exercise of the option), by surrender of a portion of the option or by a combination of such means. The prior consent of the Committee is not required in connection with the tender of shares or the surrender of a portion of the option in satisfaction of tax withholding obligations.

     Federal Income Tax Consequences. An optionee receiving an option qualifying as an "incentive stock option" under Section 422 of the Internal Revenue Code will not recognize taxable income upon the grant or exercise of the option. Upon disposition of the shares acquired, the optionee will recognize a capital gain or loss based on the difference between the amount realized and the option price, assuming certain holding period requirements are satisfied and the shares are held as a capital asset. However, the alternative minimum tax may be applicable. The Company will not receive any tax deduction in connection with the grant or exercise of an incentive stock option or, assuming the holding period requirements are satisfied, sale of the shares by an optionee.

     An optionee receiving a nonqualified stock option will not recognize taxable income on the grant of an option, but will be deemed to have received ordinary income on the exercise of an option equal in amount to the difference between the fair market value of the shares acquired as of the date of exercise and the option price. The Company will be entitled to a tax deduction at the same time in the same amount, assuming the deduction is not disallowed by Section 162(m) of the Internal Revenue Code (which limits the deduction in any one year for certain compensation paid to certain executive officers). An optionee's tax basis in the shares acquired will be equal to the fair market value of the shares as of the date of exercise for purposes of measuring any gain or loss on subsequent disposition of the shares.

Summary of Award Activity Pursuant to the Plan

     The following table indicates as of March 31, 2001 the number of shares authorized for issuance under the Plan (including the proposed increase in the authorized number of shares), the aggregate number of shares subject to outstanding awards (net of cancellations), the number of shares issued pursuant to prior awards, and the number of shares available for future awards:

                         Subject to Outstanding   Issued Pursuant
Authorized (including       Options (net of        to Previously    Available for Future
 proposed increase)         cancellations)(1)     Exercised Options     Option Grants
-----------------------  ----------------------  -----------------  --------------------
     4,500,000                  1,793,997            1,061,133           1,644,870

_________________

(1) Includes options to purchase 1,691,997 shares of Common Stock granted to officers, managers, key employees and former executive officers of the Company at exercise prices ranging from $12.47 to $33.78 per share. The exercise prices of such options are 100% of the market value of the Common Stock on the date of grant. The expiration dates of such options range from November 5, 2003 to November 9, 2010. Of such options, 690,264 were granted to employees of the Company other than executive officers and 1,001,733 were granted to current or former executive officers of the Company as follows: Mark E. Monroe - 276,989; Simon B. Rich, Jr., - 168,000; Mark E. Andrews - 29,000; Jeffrey A. Bonney - 104,049; Richard E. Bross - 121,500; Ronnie K. Irani - 226,570; and Kevin R. White - 75,625. Also includes options to purchase 102,000 shares granted to non-employee directors pursuant to the non-discretionary grant provisions of the Plan at exercise prices ranging from $13.44 to $30.00 per share.

     Based on the closing price of the Common Stock as reported by the New York Stock Exchange on March 31, 2001 of $37.00 per share, the market value of the total number of shares of Common Stock previously issued pursuant to exercise of options under the Plan was $39,261,921 and the market value of shares underlying outstanding options under the Plan was $66,377,889.

     Except as described above in connection with the non-discretionary awards to non-employee directors, the Committee has not at this time considered or approved any future awards under the Plan, and, as a result, the identity of future award recipients and the size and terms of future awards are not known at this time.

     The Board of Directors recommends that the shareholders vote for "FOR" the approval of the amendments to the Stock Option Plan.

                                PROPOSAL THREE

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2001 and has further directed that management submit the selection of the independent auditors for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has audited the Company's consolidated financial statements since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Shareholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. If the shareholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Company and its shareholders.

     The Board of Directors recommends that the shareholders vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2001.

Audit and Other Fees

     The following sets forth the fees billed for professional services rendered in connection with the audit of the Company's annual financial statements for 2000 and fees billed for other services rendered by Ernst & Young LLP for 2000.

Audit fees                                   $245,000

Financial information systems design and
   implementation fees                       $    -0-

All other fees, primarily tax services:      $172,000


Audit Committee Report

     The Audit Committee oversees the Company's financial reporting process on
behalf of the Board of Directors.   Management has the primary responsibility
for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the Company's audited financial statements for the year ended December 31, 2000, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company and has received, reviewed and discussed the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee also considered the compatibility of nonaudit services provided by the auditors with the auditors' independence.

     The Committee meets with the independent auditors, with and without management present, to discuss the overall scope of their audit, the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. In addition, the Committee meets with the internal audit representative, with and without management present, to discuss the results of reviews conducted during fiscal 2000.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Committee also recommended, and the Board of Directors has approved, the selection of the Company's independent auditors for the year ending December 31, 2001.


Members of the Audit Committee:

     James R. Paul, Chairman
     Peter G. Gerry
     Nancy K. Quinn

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

     The executive officers of the Company are as follows:

     Name                              Age               Position
  ----------                           ---        ------------------------
Mark E. Monroe                          46  President and Chief Executive Officer

Jeffrey A. Bonney                       44  Executive Vice President and Chief
                                            Financial Officer

Richard E. Bross                        52  Executive Vice President - Land and Operations

Ronnie K. Irani                         44  Executive Vice President - Engineering  and Exploration

Kevin R. White                          43  Executive Vice President - Corporate
                                            Development and Strategic Planning
                                            and Secretary

     The executive officers of the Company are elected by the Board of Directors and serve at its discretion. The following is a brief description of the business background of each of the executive officers who are not also directors of the Company. For descriptions of the business background of Mark E. Monroe and Richard E. Bross, each a director of the Company, see "Election of Directors -Nominees."

     Jeffrey A. Bonney is Executive Vice President and Chief Financial Officer of the Company. Mr. Bonney joined the Company in November 1993. From April 1990 to November 1993, Mr. Bonney was the Vice President and Controller of Hadson Energy Resources Corporation, an international oil and gas concern. Prior thereto, Mr. Bonney held various management positions with other independent oil and gas companies. He began his career as an auditor with Deloitte, Haskins & Sells in 1978. Mr. Bonney is a Certified Public Accountant and holds a B.S. from Oklahoma Christian University.

     Ronnie K. Irani is Executive Vice President - Engineering and Exploration of the Company. He joined the Company in March 1991 from Argent Energy, Inc. (previously named Woods Petroleum Corporation) where he had worked for the previous 12 years. At Argent Energy, Inc., Mr. Irani held the title of Manager of Reservoir Engineering. Mr. Irani holds a B.S. from Bombay University, India, a B.S. and M.S. from the University of Oklahoma and an M.B.A. from Oklahoma City University.

     Kevin R. White is Executive Vice President - Corporate Development and Strategic Planning and Secretary of the Company. Mr. White joined the Company in 1983, which was then known as Bogert Oil Company, and served in various management capacities prior to appointment to his present position. From 1981 until 1982, Mr. White was employed as an auditor with Arthur Andersen & Co. and Ernst & Young. Mr. White is a Certified Public Accountant and holds B.S. and M.S. degrees from Oklahoma State University.

Executive Compensation

     The following table sets forth information with respect to compensation received by the chief executive officer of the Company and the four other mostly highly compensated executive officers of the Company for 2000. Such individuals are hereinafter referred to as the "named executive officers."

                           Summary Compensation Table

                                          Annual Compensation    Long-Term  Compensation
                                          -------------------  --------------------------
                                                                 Restricted    Securities           All Other
                                                                   Stock       Underlying            Compen-
Name and Principal Position         Year   Salary     Bonus     Awards($)(1)   Options(#)           sation(2)
----------------------------------  ----  ---------  --------  --------------  -----------  --------------------------
Mark E. Monroe                      2000   $356,154  $300,000    $150,000         55,000              $13,014
  President and Chief               1999    335,000   235,000     115,000         50,000               12,222
   Executive Officer                1998    335,000   270,000           -         75,000               12,348

Jeffrey A. Bonney                   2000   $162,692  $ 90,000    $ 60,000         22,500              $13,014
  Executive Vice President          1999    150,000    75,000      40,000         25,000               12,222
   and Chief Financial Officer      1998    150,000    80,000           -         37,500               12,348

Richard E. Bross                    2000   $233,462  $120,000    $ 60,000         22,500              $13,014
 Executive Vice President -         1999    225,000    90,000      50,000         25,000               12,222
  Land and Operations               1998    225,000    95,000           -         44,000               12,348


Ronnie K. Irani                     2000   $237,692  $160,000    $ 80,000         27,500              $13,014
  Executive Vice President -        1999    225,000   130,000      65,000         35,000               12,222
   Engineering and                  1998    225,000   140,000           -         50,000               12,348
   Exploration

Kevin R. White                      2000   $162,692  $ 85,000    $ 50,000         20,000              $13,014
  Executive Vice President -        1999    150,000    75,000      40,000         20,000               12,222
   Corporate Development            1998    150,000    85,000           -         31,250               12,348
   and Strategic Planning

__________________

(1) The value of restricted stock awards granted to the named executive officers for 2000 is calculated based on the market price per share of Common Stock on the date of grant of $36.75. These restricted shares vest as to 50% of the shares on the first anniversary of the date of grant and as to the remaining 50% on the second anniversary of the date of grant. The restricted shares granted for 2000 are held by the Louis Dreyfus Natural Gas Corp. Restricted Stock Trust, and other restricted shares received by the named executive officers during prior periods are held by the Louis Dreyfus Natural Gas Corp. Deferred Stock Award Trust (collectively, the "Trusts"). The restricted shares held by the Trusts will be delivered to the applicable named executive officers after termination of employment with the Company, subject to applicable vesting requirements, or upon a Change in Control (as defined in the Trust Agreements) of the Company. The applicable named executive officers have the right to direct the voting of the restricted shares held in the Trusts. If any cash dividends are received with respect to the shares while held by the Trusts, the dividends will be invested in an interest bearing account and the dividends and interest will be paid to the applicable named executive officers when the shares are delivered. The total number of restricted shares held in the Trusts for the benefit of each of the named executive officers and the dollar value thereof, based on the fair market value of the Common Stock on December 31, 2000 of $46.656 per share, are as follows: Monroe - 29,272 shares ($1,365,714); Bonney - 3,438 shares ($160,400); Bross -18,890 shares ($888,332); Irani - 20,111 shares
     ($938,299); and White -8,166 shares ($380,993).

(2) All Other Compensation consists of (i) employer contributions to the Company's 401(k) plan on behalf of each of the named executive officers to match pre-tax elective deferral contributions (included under Salary) made by each of the named executive officers to such plan and (ii) certain employer discretionary profit sharing contributions allowed by such plan.

     The following table contains information concerning the grant of stock options during the year ended December 31, 2000 under the Company's Stock Option Plan to the named executive officers.

                       Option Grants in Last Fiscal Year

                                        Individual Grants
                     --------------------------------------------------------
                                     % of Total
                                       Options
                                     Granted to
                                      Employees     Exercise or
                        Options       in Fiscal     Base Price     Expiration     Grant Date
       Name          Granted (#)(1)     Year         ($/Sh)(2)        Date     Present Value(3)
-------------------  --------------  -----------  ---------------  ----------  ----------------
Mark E. Monroe           55,000         20.2%          $32.06        11/3/10      $1,098,515
Jeffrey A. Bonney        22,500         8.25%          $32.06        11/3/10      $  449,393
Richard E. Bross         22,500         8.25%          $32.06        11/3/10      $  449,393
Ronnie K. Irani          27,500         10.1%          $32.06        11/3/10      $  549,258
Kevin R. White           20,000          7.3%          $32.06        11/3/10      $  399,450

__________________

(1) All options granted to the named executive officers during 2000 were granted under the Company's Stock Option Plan. The exercise price of such options is equal to 100% of the price per share of the Common Stock on the date of grant. The options become exercisable at the rate of 25% per year commencing one year after the date of grant so long as the optionee remains employed by the Company, and will become immediately exercisable in the event of death of an optionee or in the event of a Change in Control of the Company (as defined in the Stock Option Plan) unless the Compensation Committee expressly determines otherwise. The options expire if not exercised 10 years after the date of grant.

(2) Exercise price of options must be paid in cash, by tender of shares of Common Stock (valued at fair market value at the date of exercise), by surrender of a portion of the option, or by a combination of such means of payment.

(3) Grant Date Present Value is based on application of the Black-Scholes option pricing model. The actual value, if any, realized will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on the following assumptions: (i) annualized price volatility of the Company's Common Stock of 40% calculated over the period commencing on November 12, 1993 and ending on the option grant date; (ii) a risk-free rate of return equal to the 10 year United States Treasury Bond rate on the option grant date of 6.05%; (iii) a dividend yield of 0%; and
     (iv) exercise of all options at the expiration date of 10 years from date of grant.

     The following table provides information with respect to the named executive officers concerning the exercise of options during the year ended December 31, 2000 and unexercised options held as of December 31, 2000.

                   Option Exercises and Year-end Value Table

                                                          Number of Securities                    Value of
                                                         Underlying Unexercised            Unexercised In-the-Money
                                                               Options at                         Options at
                                                           December 31, 2000                 December 31, 2000(1)
                                                      --------------------------         --------------------------
                     Shares Acquired    Value
       Name            on Exercise     Realized       Exercisable  Unexercisable         Exercisable  Unexercisable
-------------------  ---------------  ----------      -----------  -------------         -----------  -------------
Mark E. Monroe            97,836      $1,240,389        139,470       170,000             $3,868,097     $4,025,231
Jeffrey A. Bonney         46,093      $  808,473         46,799        76,000             $1,310,166     $1,845,633
Richard E. Bross         100,000      $1,393,421         47,250        79,250             $1,396,624     $1,954,276
Ronnie K. Irani           45,930      $  549,634        121,820       104,750             $3,550,634     $2,568,354
Kevin R. White            84,426      $1,425,176         20,199        66,625             $  638,350     $1,601,774

__________________

(1) Value of unexercised in-the-money options at December 31, 2000 is calculated based on the fair market value of the Common Stock on December 31, 2000 of $46.656 per share less the option exercise price.

Termination of Employment and Change In Control Arrangements

     The Company has entered into agreements with the named executive officers providing for the payment of certain severance benefits upon involuntary termination of such persons, other than for cause, within two years after a Change in Control (as defined in such agreements) of the Company, including constructive termination as a result of certain changes in duties or reduction of compensation. The agreements are intended to promote the retention of the named executive officers by providing them with an extra measure of financial security in the event of a Change in Control of the Company. In the event of involuntary termination within two years after a Change in Control, the agreements provide that the named executive officer will receive a lump sum severance payment equal to two times the named executive officer's annual compensation. For this purpose, annual compensation is defined as (i) the named executive officer's annual salary immediately prior to the date on which a Change in Control occurs plus (ii) the average annual bonus received by the named executive officer over the three years immediately prior to the Change in Control or such lesser period as the named executive officer has been employed by the Company prior to the Change in Control. The agreements will remain in effect until March 31, 2002, at which time the Company will have the right to determine in its discretion whether to continue the agreements, terminate the agreements or offer the named executive officers different agreements. No amounts will be payable by the Company under the agreements unless a Change in Control occurs and such Change in Control is followed within two years by the involuntary termination of the named executive officer.

Shareholder Return Performance

     Set forth below is a line graph comparing the percentage change in the cumulative total shareholder returns on the Company's Common Stock against the cumulative total shareholder returns of the S&P 500 Index and the Dow Jones Oil Secondary Index (the "Indices") for the period between December 31, 1995 and December 31, 2000. The line graph assumes a $100 investment in the Company's Common Stock and in each of the Indices on December 31, 1995 and that any dividends were reinvested. The graph is presented in accordance with the requirements of the Securities and Exchange Commission.

                             [Graph Appears Here]

                                             Cumulative Total Return
                                   ----------------------------------------------
                                    12/95   12/96   12/97   12/98   12/99   12/00

LOUIS DREYFUS NATURAL GAS CORP.    100.00  113.22  123.55   94.21  119.83  302.89

S & P 500                          100.00  122.96  163.98  210.84  255.22  231.98

DOW JONES OIL, SECONDARY           100.00  126.68  126.30   86.65  100.00  159.71

Compensation Committee Interlocks and Insider Participation

     During 2000, the Compensation Committee of the Board of Directors was comprised of E. William Barnett, John H. Moore and James R. Paul. Mr. Barnett is Senior Counsel of the law firm of Baker & Botts, L.L.P. The Company retained the services of Baker & Botts, L.L.P. for one matter during 2000.

Compensation Committee Report on Executive Compensation

     General. The Compensation Committee of the Board of Directors is primarily responsible for the development and implementation of the Company's executive compensation programs. The Committee makes recommendations to the Board of Directors of the Company with respect to the various executive compensation plans which have been or may be adopted by the Company, as well as approving the specific compensation levels of executive officers. The Committee also administers the Company's Stock Option Plan. The Committee periodically reviews the Company's results of operations and future plans in conjunction with meetings of the full Board of Directors. The Committee seeks to ensure that the Company's executive officer compensation programs support the objectives of the Company's plans.

     In general, in determining levels of base salary, bonus and long-term equity-based compensation for the Company's Chief Executive Officer and the other named executive officers, the Committee fosters the Company's goals through the application of three key criteria: first, through comparability to compensation levels of equivalent officers in similarly situated companies in the oil and gas industry; second, through review of the executive's individual contribution to the Company; and third, through consideration of the executive's contribution to the achievement of specific results, such as increases in revenues, production, reserves, cash flow and net income. The Committee applies the foregoing criteria subjectively, including the weight given the respective criteria.

     Base Salaries and Cash Bonuses. Base salaries for the Company's executive officers are designed to be comparable to the general level of salaries of executive officers in similarly situated companies. Discretionary annual bonuses are paid based on the Committee's subjective evaluation of the performance of the Company and of each executive officer in the context of the criteria described above. Total cash bonuses authorized by the Committee for the named executive officers for 2000 were $755,000. The Committee believes that the salaries and cash bonuses paid during 2000 to executive officers, including the Chief Executive Officer, are reasonable when compared to the Company's increases in revenues, production, reserves and cash flow in 2000 compared to 1999.

     Long-Term Equity Incentive Compensation. The Company's Stock Option Plan is administered by the Compensation Committee and is designed to provide long-term equity-based compensation to executive officers, vice presidents, managers and other key employees. The Committee believes that, pursuant to information compiled in studies of peer companies, the option holdings of the Company's executive officers are generally less than those of similar executives at comparable companies, and the Committee approved during 2000 the grant to the named executive officers of options to purchase a total of 147,500 shares of Common Stock under the Company's Stock Option Plan. The Committee also approved grants of a total of 10,886 shares of restricted

Common Stock to the named executive officers for 2000. The total dollar value of these restricted shares based on the market price of the Common Stock on the date of grant was $400,000. The respective number of options and dollar value of restricted shares received by each of the named executive officers for 2000 is set forth under "Executive Compensation and Other Information --Executive Compensation." The number of options and restricted shares granted to the Chief Executive Officer and each of the other named executive officers was established based on the Committee's subjective judgment, but reflects the Committee's favorable evaluation of the performance of the Company and the named executive officers during 2000 and the Committee's desire to provide competitive long-term equity incentive awards to these members of senior management at a level comparable to the long-term equity incentive compensation practices of the Company's competitors.

     Compensation of the Chief Executive Officer. With respect to 2000, Mark E. Monroe, President and Chief Executive Officer of the Company, was awarded a cash bonus of $300,000. Mr. Monroe also was awarded options to purchase 55,000 shares of Common Stock under the Company's Stock Option Plan and 4,082 shares of restricted stock. The bonus, option and restricted stock awards reflected the Committee's evaluation of Mr. Monroe's leadership of the Company. During 2000, the Company (i) completed a successful drilling program investing $239 million and drilling 461 wells with 93% completed as producers and a finding cost of $.87 Mcfe, (ii) reported record cash flows, EBITDAX, production and year-end proved reserves, (iii) successfully negotiated $168 million of proved reserve acquisitions, and (iv) completed a secondary offering of 2.4 million shares raising proceeds of $71 million net of underwriting discount.

     Section 162(m). The Committee has not adopted a policy with respect to qualification of executive compensation in excess of $1 million per individual for deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The Committee currently does not anticipate that the compensation of any executive officer during 2001 will exceed the limits on deductibility for 2001. In determining a policy for future periods, the Committee would expect to consider a number of factors, including the tax position of the Company, the materiality of amounts likely to be involved and any potential ramifications of the loss of flexibility to respond to unforeseeable changes in circumstances.

Members of the Compensation Committee:

     E. William Barnett
     John H. Moore
     James R. Paul

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 2, 2001 by (i) each director or nominee for director, (ii) each of the named executive officers, (iii) all executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of the Company's Common Stock.


                                        Beneficial Ownership(1)
                                        -----------------------
                                          Number     Percentage
        Beneficial Owner                of Shares     of Total
       ------------------               ----------   ----------

S.A. Louis Dreyfus et Cie (2)           19,150,000       43.6%

Mark E. Monroe (3) (4)                     206,031          *

Jeffrey A. Bonney (3) (4)                   46,234          *

Richard E. Bross (3) (4)                    77,435          *

Ronnie K. Irani (3) (4)                    160,081          *

Kevin R. White (3) (4)                      26,965          *

Simon B. Rich, Jr. (3) (4)                 183,353          *

Mark E. Andrews, III (3) (4) (5)            72,574          *

E. William Barnett (3) (4)                  14,743          *

Daniel R. Finn, Jr. (3) (4)                 24,000          *

Peter G. Gerry (3) (4)                      15,810          *

Gerard Louis-Dreyfus (3) (4)                27,000          *

John H. Moore (3) (4)                       22,943          *

James R. Paul (3) (4)                       20,000          *

Nancy K. Quinn (3) (4)                      10,000          *

Ernest F. Steiner (3) (4)                   33,743          *

All executive officers and directors       940,912        2.1%

  as a group (15 persons) (6)
--------------------------------
* Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal shareholders and applicable Schedules 13D or 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of ownership for each person is calculated in accordance with rules of the Securities and Exchange Commission without regard to shares of Common Stock issuable upon exercise of outstanding stock options, except that any shares a person is deemed to own by having a right to acquire by exercise of an option are considered outstanding solely for purposes of calculating such person's percentage ownership.

(2) S.A. Louis Dreyfus et Cie, 87 Avenue de la Grande Armee, 75782 Paris, France, shares voting and investment power over the shares indicated as beneficially owned by it with its direct or indirect wholly-owned subsidiaries Louis Dreyfus Holding Company Inc. and Louis Dreyfus Commercial Activities, Inc. ("LDCA"), 10 Westport Road, Wilton, Connecticut 06897-0810, and Louis Dreyfus Natural Gas Holdings Corp. ("LDNGHC") and L.D. Fashions Holdings Corp. ("LDFHC"), 3411 Silverside Road, Suite 210E, Baynard Building, Wilmington, Delaware 19810-4808. These shares are owned of record as follows: LDNGHC -11,000,000 shares; LDFHC - 7,400,000 shares; and LDCA -750,000 shares. Of the 11,000,000 shares of Common Stock held by LDNGHC, 3,000,000 have been pledged to certain banks to secure a loan made to S.A. Louis Dreyfus et Cie in the ordinary course of its business. A default by S.A. Louis Dreyfus et Cie under the terms of such arrangements could result in the sale of all or a portion of the pledged shares. In addition, on January 25, 1999, a judgement in the amount of $166,131,529 was rendered against LDNGHC and other defendants in Texas state court proceedings in connection with matters unrelated to the Company. LDNGHC has advised the Company that it is vigorously contesting the judgment. LDNGHC has appealed the judgment and taken actions to prevent any collection pending appeal. Pursuant to a court order in this proceeding, LDNGHC has pledged 8,000,000 of its 11,000,000 shares, and has given a secondary lien on its remaining 3,000,000 shares, to the judgment creditor pending the outcome of its appeal, which is not expected to be completed until 2001. If the appeal is unsuccessful, it is possible that all or a portion of the shares held by LDNGHC may be sold or otherwise disposed of in connection with such proceedings. The sale of all or a portion of the shares held by LDNGHC, whether in connection with the bank pledge or the litigation, could result in a change in control of the Company.

(3) Includes shares that the named individuals have the right to acquire by exercise of stock options that are currently exercisable as follows:
     Monroe-106,989; Bonney - 28,049; Bross - 42,250; Irani - 121,820; White
     - 9,000; Rich - 168,000; Andrews - 29,000; Barnett - 10,000; Finn - 16,000
     Gerry - 12,000; Louis-Dreyfus -16,000; Moore - 12,000; Paul - 16,000;
     Quinn -8,000; and Steiner - 12,000.

(4) Includes shares of Common Stock held for the benefit of the named individuals by (i) the Louis Dreyfus Natural Gas Corp. Deferred Stock Award Trust or Louis Dreyfus Natural Gas Corp. Restricted Stock Trust in the following amounts: Monroe - 29,272; Bonney - 3,438; Bross - 18,890; Irani - 20,111; and White - 8,166 and (ii) the Louis Dreyfus Natural Gas Corp. Non-Employee Director Deferred Stock Compensation Award Trust in the following amounts: Rich - 5,453; Andrews - 2,000; Barnett - 4,743; Finn - 3,000; Gerry- 3,000; Louis-Dreyfus - 3,000; Moore - 4,743; Paul - 3,000; Quinn - 2,000; and Steiner - 4,743. Under the terms of the trust agreements, the named individuals do not currently have the power to dispose of such shares but have sole power to direct the voting of such shares.

(5) Includes 6,574 shares held indirectly by Mr. Andrews' children and as to which he disclaims beneficial ownership.

(6) Includes 607,108 shares that the directors and executive officers as a group have a right to acquire by exercise of currently exercisable stock options and 115,559 shares held for the benefit of certain executive officers and directors by the Trusts described in footnote (4) above.


                             CERTAIN TRANSACTIONS

     Prior to the completion of the Company's initial public offering in November 1993, the Company was a wholly-owned subsidiary of S.A. Louis Dreyfus et Cie. For purposes of the following discussion of certain transactions involving the Company, unless the context requires otherwise, references to the "Company" refer to the Company and its subsidiaries and predecessors and references to "S.A. Louis Dreyfus et Cie" refer to S.A. Louis Dreyfus et Cie and its subsidiaries (other than the Company and its subsidiaries and predecessors).

     Pursuant to a Services Agreement between the Company and S.A. Louis Dreyfus et Cie entered into in 1993, the Company has agreed to reimburse S.A. Louis Dreyfus et Cie for a portion of the salaries of employees performing services requested by the Company based on the amount of time expended ("Hourly Charges"), overhead costs equal to 40% of Hourly Charges and all direct third party costs incurred by S.A. Louis Dreyfus et Cie on behalf of the Company. During 2000, the Company paid to S.A. Louis Dreyfus et Cie approximately $400,000 under the Services Agreement primarily for allocated insurance premiums and related insurance services provided by S.A. Louis Dreyfus et Cie.

     In 1993, the Company entered into a fixed-price sales contract with S.A. Louis Dreyfus et Cie hedging 33 Bcf of the Company's natural gas production over a five-year period beginning in 1996 at a weighted-average fixed price of $2.49 per Mcf.

     The terms of the transactions described above between the Company and S.A. Louis Dreyfus et Cie and its subsidiaries were not established on an arms-length basis and involved conflicts of interest. Nonetheless, the Company believes that such transactions with S.A. Louis Dreyfus et Cie were on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. It is possible that S.A. Louis Dreyfus et Cie and the Company may enter into material intercompany transactions from time to time in the future, and the Company intends that the terms of any future transactions and agreements between the Company and S.A. Louis Dreyfus et Cie will be at least as favorable to the Company as could be obtained from unaffiliated third parties.

     Gerard Louis-Dreyfus, Simon B. Rich, Jr., Daniel R. Finn, Jr. and Ernest F. Steiner, all directors of the Company, are also executive officers and/or directors of S.A. Louis Dreyfus et Cie or various of its subsidiaries. See "Election of Directors."


               COMPLIANCE WITH SECTION 16 REPORTING REQUIREMENTS

     Section 16(a) of the Securities and Exchange Act of 1934 requires directors and executive officers of the Company and persons who beneficially own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission. The Company is required to disclose delinquent filings of reports by such persons.

     Based on a review of the copies of such reports and amendments thereto received by the Company, or written representations that no filings were required, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were met during 2000, except as follows. Mark E. Andrews, III was late in filing four reports with respect to eleven transactions during 2000.

                                    VOTING

     Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock that are represented in person or by proxy at the Annual Meeting is required to approve the amendments to the Stock Option Plan and to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2001. All other matters properly brought before the Annual Meeting will be decided by a majority of the votes cast on the matter, unless otherwise required by law.

     Shares represented by proxies that are marked "withhold authority" with respect to the election of any one or more nominees for election as directors and proxies that are marked "abstain" on the proposals to approve the amendments to the Stock Option Plan or to ratify the selection of Ernst & Young LLP as independent auditors will be counted for the purpose of determining the number of shares represented by proxy at the meeting. As a result, proxies marked "abstain" with regard to the approval of the amendments to the Stock Option Plan or the ratification of the selection of Ernst & Young LLP as independent auditors will have the same effect as if the shares represented thereby were voted against the proposal. However, because directors are elected by a plurality rather than a majority of the shares present in person or represented by proxy at the Annual Meeting, proxies marked "withhold authority" with respect to any one or more nominee will not affect the outcome of the nominee's election unless the nominee receives no affirmative votes or unless other candidates are nominated for election as directors.

     Shares represented by limited proxies will be treated as represented at the meeting only as to such matter or matters for which authority is granted in the limited proxy. Shares represented by proxies returned by brokers where the brokers' discretionary authority is limited by stock exchange rules will be treated as represented at the Annual Meeting only as to such matter or matters voted on in the proxies.


                           PROPOSALS OF SHAREHOLDERS

     The Board of Directors will consider proposals of shareholders intended to be presented for action at annual meetings of shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain other requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 2002 Annual Meeting of Shareholders, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received no later than December 16, 2001. In addition, the proxy solicited by the Board of Directors for the 2002 Annual Meeting will confer discretionary authority to vote on any proposal presented at the 2002 Annual Meeting, unless the Company is provided with notice of such proposal no later than March 2, 2002. All shareholder proposals should be delivered to the attention of the Secretary of the Company, at the Company's principal executive offices, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134.

                                 OTHER MATTERS

     Management does not know of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the Annual Meeting, it is intended that the proxy solicited hereby will be voted in accordance with the recommendations of the Board of Directors.


                                 ANNUAL REPORT

     The Company's Annual Report to Shareholders for the year ended December 31, 2000, including audited financial statements, is enclosed. No part of the Annual Report to Shareholders is incorporated in this Proxy Statement or is deemed to be a part of the material for the solicitation of proxies.


     A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2000 is available to shareholders without charge upon written request to the Secretary of the Company, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, Oklahoma 73134.

                                                                      Appendix A

                        LOUIS DREYFUS NATURAL GAS CORP.
                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

I.   STATEMENT OF POLICY

     The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities to the shareholders, potential shareholders, the investment community and others with respect to (1) the financial reports and other financial information provided by the Company to any governmental body or the public, (2) the Company's systems of financial and accounting internal controls, (3) the Company's auditing, accounting and financial reporting processes generally, and (4) adherence to the Company's policies, procedures and practices. It is the Audit Committee's responsibility to provide an open avenue of communication among the Committee, the independent auditors, financial and senior management, the internal auditors, and the Board of Directors. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

II.  ORGANIZATION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be free from any relationship that, in the opinion of the Board, would interfere with their independence from management and the Company. All members of the Audit Committee shall be financially literate, as interpreted by the Board in its business judgment or become financially literate within a reasonable time after appointment, and at least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualifications in its business judgment.

     The members of the Audit Committee shall be elected by the Board at the annual meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

     The Audit Committee shall meet at least four times annually to review the Company's financial statements, and more frequently, as circumstances dictate. As part of its job to foster open communications, the Committee shall meet at least annually with senior management, the director of internal auditing and the independent auditors to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.  RESPONSIBILITIES AND PROCESSES

     The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to better respond to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate tone for quality financial reporting, sound business risk practices, and ethical behavior.

     The Audit Committee shall perform the following processes in carrying out its oversight responsibilities. These processes are intended as a guide with the understanding that the Committee may supplement or modify them as deemed appropriate.

1.   Documents and Reports Review

     . Review the Audit Committee charter annually and update as needed, and obtain the approval of the Board of Directors.

     . Review in advance of filing or distribution the Company's annual financial statements and any other significant financial information submitted to any governmental body, or the public.

     . Review with management and the independent auditors the financial statements to be included in the Company's Annual Report on 10-K, including their judgment about the quality, not just the acceptability, of accounting principles, and the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

     . Review with financial management the financial results for each quarter prior to the release of earnings to the public. The Chair of the Committee may represent the entire Committee for purposes of this review.

     . Review with the independent auditors the results of their quarterly review. The Chair of the Committee may represent the entire Committee for purposes of this review.

     . Review the scope and plans for the audit to be conducted by the independent auditors, including adequacy of staffing and level of compensation.

2.   Independent Auditors

     . Recommend to the Board of Directors the selection or replacement of the independent auditors after considering their independence, performance, effectiveness and proposed fees and other compensation.

     . On an annual basis, (1) require the independent auditors to submit a formal written statement delineating all relationships between the independent auditors and the Company; (2) engage in a dialogue with the independent auditors with respect to disclosed relationships that may impact the objectivity and independence of the auditors; (3) consider the compatibility of non-audit services with the auditors' independence; and (4) make any recommendations to the Board it considers appropriate to ensure the independence of the auditors. The independent auditors are ultimately accountable to the Committee and the Board, and the Committee and the Board shall have ultimate authority and responsibility to select, evaluate and replace the independent auditors.

3.   Financial Reporting Processes

     . Discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk.

     . At least once a year, consult with the independent auditors out of the presence of management about internal controls and the completeness and accuracy of the Corporation's financial statements.

     . Discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

4.   Other

     . Comply with any audit committee reporting obligations required by the Securities and Exchange Commission, the New York Stock Exchange or other agency to be included in proxy materials or other filings.

     . Report to the Board of Directors the recommendation of the Committee with respect to inclusion of the audited financial statements in the Company's Form 10-K Annual Report for filing with the Securities and Exchange Commission.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        LOUIS DREYFUS NATURAL GAS CORP.
                          14000 Quail Springs Parkway
                                   Suite 600
                         Oklahoma City, Oklahoma 73134

     The undersigned hereby appoints Kevin R. White and David B. Oshel as proxies (the "Proxies"), each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all of the shares of Common Stock of Louis Dreyfus Natural Gas Corp. held of record by the undersigned on the record date at the Annual Meeting of Shareholders to be held on May 15, 2001 or any reconvention thereof.

      (Continued, and to be marked, dated, and signed, on the other side)



                                                        Please mark
                                                        your votes as
                                              WITHHELD  indicated in this
                                    FOR       FOR ALL   example
Item 1 - ELECTION OF DIRECTORS      [ ]         [ ]         [X]

     Nominees:
     Mark E. Andrews, III     Mark E. Monroe
     E. William Barnett       John H. Moore
     Richard E. Bross         James R. Paul
     Daniel R. Finn, Jr.      Nancy K. Quinn
     Peter G. Gerry           Simon B. Rich, Jr.
     Gerard Louis-Dreyfus     Ernest F. Steiner



     WITHHELD FOR (Write nominee name(s) in the space provided):

     ----------------------------------------------------------

Item 2 - APPROVAL OF AMENDMENTS TO      FOR    AGAINST  ABSTAIN
          STOCK OPTION PLAN             [ ]      [ ]      [ ]



Item 3 - RATIFICATION OF SELECTION OF   FOR    AGAINST  ABSTAIN
          INDEPENDENT ACCOUNTANTS       [ ]      [ ]      [ ]


In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If any other business is presented at the Annual Meeting, this Proxy shall be voted in accordance with the recommendations of the Board. As to Items 1, 2 and 3, this Proxy will be voted as directed, but if no directions are indicated, it will be voted FOR the nominees listed in Item 1 and FOR Items 2 and 3.

Signature(s)
             ---------------------------------------------------------
Date
     ---------------------------------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.